UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2016

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Stockholder Derivative Action

On May 10, 2016, a stockholder derivative action was filed in the United States District Court for the District of Minnesota naming Cardiovascular Systems, Inc. (the “Company”) as nominal defendant and certain of its current and former executive officers and directors as defendants. The complaint alleges that these current and former executive officers and directors breached their fiduciary duties and unjustly enriched themselves by failing to oversee the Company’s business, operations, and prospects, relating to the alleged off-label promotion of medical devices and alleged kickbacks to health care providers. The complaint includes claims for breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets.

The Company believes that the lawsuit is without merit and intends to defend itself vigorously.

Department of Justice Matter

As previously disclosed, on May 8, 2014, the Company received a letter from the U.S. Attorney’s Office for the Western District of North Carolina (the “Department of Justice”) stating that it is investigating the Company to determine whether it had violated the False Claims Act (“FCA”), and on July 8, 2015, the complaint underlying the Department of Justice’s investigation, which was filed by Travis Thams (the “relator”), was unsealed. On December 14, 2015, the United States District Court for the Western District of North Carolina, Charlotte Division (the “Court”), granted the Company’s motion to extend the time to file a response to the complaint to March 25, 2016, and on March 16, 2016, the Court granted the Company’s motion to extend the time to file a response to the complaint to May 15, 2016 based on an agreement in principle to settle the FCA claims in the action. The Company’s prior disclosures regarding this matter are incorporated herein by reference, including in the Company’s Form 10-K for the year ended June 30, 2015, its Forms 8-K filed November 4, 2015, December 15, 2015 and March 21, 2016, and its Form 10-Q filed May 6, 2016.

On May 12, 2016, the Company, along with the relator and with affirmative support from the United States, filed a consent motion to stay or extend the Company’s time to respond to the complaint. In that consent motion, the Company stated that the parties have worked diligently to finalize the terms of the settlement agreement, have made significant progress and have narrowed the outstanding terms to be resolved, but they anticipate that some additional time is needed to conclude the settlement documentation. On May 12, 2016, the Court granted the consent motion to stay the action, up to and until June 29, 2016.

If a settlement agreement is consummated, the Company expects that a stipulation of dismissal will be filed resolving the FCA claims in the action. In connection with the settlement agreement, the Company expects to enter into a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services.

The agreement in principle is subject to the negotiation of definitive documentation, and there can be no assurance that the Company, the government and the relator will agree on the definitive documentation within the stay period on the terms of the agreement in principle, or at all.

Safe Harbor

Certain statements in this Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. Forward-looking statements include all statements based on future expectations. This Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements regarding the derivative action, the agreement in principle, the corporate integrity agreement, resolution of the claims in the complaint, dismissal of the claims, and finalization of definitive documentation. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ability of the parties to negotiate and agree upon the definitive documentation and actions of the court and other governmental entities. Additional risks and uncertainties are described more fully in the Company’s Form 10-K filed with the SEC on August 27, 2015 and subsequent reports on Form 10-Q. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. The Company cannot provide assurance that the forward-looking statements in this Form 8-K will prove to be accurate. Furthermore, if the Company’s forward-looking statements prove to be inaccurate, the inaccuracy may be material. Other than as required by law, the Company undertakes no obligation to update these forward-looking statements, even though the Company’s situation may change in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 12, 2016

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer